Exhibit 99

SWIFT ENERGY PREPARES FOR HURRICANE KATRINA

HOUSTON, August 29, 2005- Swift Energy Company (NYSE: SFY) announced today that standard hurricane shut-down procedures were implemented beginning Friday, August 26, in all of its coastal Louisiana properties including the Lake Washington Field in Plaquemines Parish, Bay de Chene Field in Jefferson and Lafourche Parishes, and Cote Blanche Island Field in St. Mary's Parish, due to the imminent weather conditions anticipated from approaching Hurricane Katrina. The National Hurricane Center has forecasted the storm to come inland in the vicinity of New Orleans, which is located approximately 50 miles north of the Lake Washington area. Preparations are being made to return personnel to the fields as soon as practical after the storm has passed in order to assess any damage and determine what actions are required to return the fields to production.

Necessary safety arrangements conducted in the fields included having two drilling rigs in Lake Washington evacuated, flooded and pinned down in the inland waters, while a third rig under tow to the field was returned to safe harbor. Two completion rigs along with associated work barges were moved to protected waters. Production from Lake Washington and Bay de Chene was shut-in on Saturday, August 27, and production from Cote Blanche Island was shut-in on Sunday, August 28. Total production from all three fields is mostly crude oil and averaged approximately 93.5 million cubic feet equivalent per day of crude oil and natural gas over the previous thirty-day period. All employee and contract personnel have been evacuated from all of the fields well in advance of the storm. Local parish and city authorities issued both voluntary and mandatory evacuation orders for all area residents.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Louisiana and Texas and oil and natural gas reserves in New Zealand. Over the Company's
25-year history, Swift Energy has consistently shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

This  material  includes  "forward-looking  statements"  within  the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission.

Company Contact
---------------

Scott A. Espenshade
Director of Corporate Development
  and Investor Relations
(281) 874-2700, (800) 777-2412

              16825 Northchase Drive, Suite 400, HOuston, TX 77060
                              www.swiftenergy.com